Exhibit (a)(5)


                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                         CATHERINES STORES CORPORATION

                                       by

                             ROSE MERGER SUB, INC.
                           a wholly owned subsidiary

                                       of

                             CHARMING SHOPPES, INC.

                                       at

                              $21.00 NET PER SHARE


                                                              November 19, 1999

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated November 19, 1999 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Rose Merger Sub, Inc., a Tennessee corporation (the "Purchaser") and a wholly owned subsidiary of Charming Shoppes, Inc., a Pennsylvania corporation (the "Parent"), to purchase for cash all outstanding shares of Common Stock, $0.01 par value (the "Shares"), of Catherines Stores Corporation, a Tennessee corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is invited to the following:

      1.   The tender price is $21.00 per Share, net to you in cash.

      2. The Offer and withdrawal rights expire at 5 P.M., New York City time, on Thursday, January 6, 2000, unless the Offer is extended.

      3. The Board of Directors of the Company has approved the Offer and the Merger, determined that each of the Offer and the Merger (each as defined in the Offer) is fair to, and in the best interests of, the Company and its shareholders and recommends that the Company's shareholders tender their Shares pursuant to the Offer.

      4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer) a number of Shares which, together with the Shares then owned by the Purchaser and the Parent, represents at least a majority of the total number of outstanding Shares on a fully-diluted basis.

      5. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the following page. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Share certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.



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


          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       of

                         CATHERINES STORES CORPORATION

                                       by

                             ROSE MERGER SUB, INC.

                           a wholly owned subsidiary

                                       of

                             CHARMING SHOPPES, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 19, 1999 and the related Letter of Transmittal (which together constitute the Offer), in connection with the offer by Rose Merger Sub, Inc. to purchase for cash all outstanding shares of Common Stock, $0.01 par value per share (the "Shares"), of Catherines Stores Corporation.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:                        SIGN HERE


                              Shares*
------------------------------         ----------------------------------------
                                                       Signature(s)

Dated                  ,
     ------------------ ------         ----------------------------------------

                                       ----------------------------------------

                                       ----------------------------------------
                                       Please print name(s) and address(es) here





--------
     * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.



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